Final Transcript

Conference Call Transcript

LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Event Date/Time: Oct 31, 2011 / 09:00PM  GMT

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Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Amy Wakeham
Leap Wireless International, Inc. - Senior Director of IR and Corporate Communications

Doug Hutcheson
Leap Wireless International, Inc. - President and CEO

Walter Berger
Leap Wireless International, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS

David Barden
BofA Merrill Lynch - Analyst

Craig Moffett
Sanford C. Bernstein & Company, Inc. - Analyst

Ric Prentiss
Raymond James & Associates - Analyst

Bruce Roberts
Brigantine Advisors - Analyst

Simon Flannery
Morgan Stanley - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the third-quarter 2011 Leap Wireless International earnings conference call. At this time, all participants are in a listen-only mode. At the end of the prepared remarks, we will conduct a question-and-answer session. (Operator Instructions).

I would now like to turn the presentation over to the host for today's call, Ms. Amy Wakeham, Senior Director of Investor Relations and Corporate Communications. Please proceed.

Amy Wakeham - Leap Wireless International, Inc. - Senior Director of IR and Corporate Communications

Thanks. Good afternoon, everyone, and welcome to Leap's third-quarter conference call. As a reminder, this call is being recorded and will be available for playback through the close of business on November 14, 2011. Today's conference call with accompanying presentation is also being webcast live, and together with our earnings release, will be available for a replay on the Investor Relations section of our website shortly after the completion of this call.

The results and data we discuss today reflect the consolidated results of Leap, its subsidiaries and its joint venture partners for the periods indicated. During our call, we will also discuss some non-GAAP financial measures. For a GAAP reconciliation of these non-GAAP measures, please see the notes to the financial statements contained in today's earnings release, or refer to the Financial Reports page of our Investor Relations section on our website. In addition, I would also like to let you know that next quarter, when we report our fourth-quarter results, it will be the last quarter that we'll break out the results of our voice and broadband businesses separately.

As a reminder, statements made today that are not historical in nature, including statements about future event and performance, such as expectations regarding growth, spending, and results of operations, are forward-looking statements that are subject to risks and uncertainties. Our actual results could differ materially from those stated or implied by such forward-looking statements. For a discussion of factors that could cause actual results to differ from our forward-looking statements, please refer to the section entitled Risk Factors included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and in our other publicly filed Reports, including our Form 10-Q for the quarter ended September 30, 2011, which we intend to file shortly.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

For anyone listening to a taped or webcast replay, or reviewing a written transcript of our third-quarter call, please note that all information presented is current only as of today's date, October 31, 2011. The Company disclaims any duty or obligation to update any forward-looking information, whether as a result of new information, future events, or otherwise.

Joining me on the call today to discuss our third-quarter results are Doug Hutcheson, President and Chief Executive Officer; and Walter Berger, Executive Vice President and Chief Financial Officer. Following our prepared remarks, the conference call operator will come back on the line with instructions for the Q&A portion of the call.

With that, I'd like to now turn the call over to Doug.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

Welcome, and thank you for joining us today. I'm pleased to report that Leap has delivered another solid quarter with significant operational improvements, which, as we expected, have flowed through to our financial performance. These results demonstrate that Leap, with our attractive all-in offerings and smartphones that operate over a nationwide 3G network, has positioned itself well to meet the evolving needs of a growing market for data services.

As you can see on slide five, our results continue to demonstrate operational progress. With continued year-over-year improvements in voice, gross additions in churn, we're able to make significant progress in voice net additions. As a result of our progress, we expected to see increases in customer lifetime value, and today's results again show that that is happening. This has been led by our ARPU growth, which improved to over $41. This trend demonstrates the strength of our product offerings and we expect that this growth will continue into the coming quarters.

We also saw churn improve year-over-year. Even more impressive, we also saw churn decline sequentially, an important milestone, given that historically, our churn rates tended to increase between Q2 and Q3. These operational improvements are having a direct and positive impact on our financial improvement, with strong improvements in service revenues and adjusted OIBDA.

Our performance demonstrates that we have the right devices, the right service plans, and the right network in place. But we're not standing still. We have a growth plan that includes increased distribution, both branded and national retail, an enhanced device line-up, improved customer awareness, and the expansion of Muve Music, our unlimited music product. I'm pleased to say that during the quarter, we made significant progress in all these areas and believe they will drive growth in the year ahead. I will discuss these initiatives in more detail later in the call.

Let me move to our operational results, which have advanced well during the quarter. As you can see on slide seven, we've seen meaningful growth in voice net additions, up nearly 250,000 year-over-year and 44,000 quarter-over-quarter, driven in part by a 17% year-over-year growth in voice gross additions and further improvements in churn. Our improved product and service offerings have enabled us to capitalize on demand for increased value and to build our share in the market place. We expect fourth-quarter gross additions to continue to grow year-over-year as customers increasingly embrace our offerings.

Broadband customer activity performed as we expected, and was primarily the result of our continued focus on higher value smartphone service plans. I'll spend additional time on broadband in a few slides.

As shown on slide eight, consolidated churn is substantially lower than where we were last year, improving by 170 basis points, with voice churn showing strong improvement of 180 basis points year-over-year. Consolidated churn also improved 40 basis points sequentially, even as we completed the transition of our billing systems. The churn performance is a direct result of customers appreciating the improvements we made to service plans, device selection, and the customer device upgrade process, all delivered over a nationwide 3G network. As we've said in the past, we believe the churn improvements we've see are structural and are likely here to stay. We expect fourth-quarter churn to be near third-quarter levels.

As you can see on slide nine, our 3G smart devices continue to drive improvements in our operational and financial performance, especially when compared to feature phone customers. About one-third of our voice customers now use 3G smart devices. Billed ARPU for our 3G smart devices is about $15 per month higher than feature phones. These 3G smart devices are stickier, with a churn rate about 150 basis points lower.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Our results thus far indicate that a 3G smart device customer has a lifetime value about double that of a feature phone customer. These are impressive results, and they would not have been achievable without the investment we made to build our 3G nationwide network. I'd like to take a moment to discuss that investment and highlight why it's been a good decision with attractive returns, and why it provides us a solid foundation on which to build future growth.

As you can see on slide 10, we completed our nationwide 3G network when we expanded into our Auction 66 markets. This new market buildout was delivered at industry-leading capital costs, even as it also included the necessary investments for a 3G network across all of our operating markets.

As we launched the 3G network, the associated network operating costs have been carried by our broadband service, which has also contributed more than $100 million in OIBDA over the past several quarters. This strategy has allowed the business to cost-effectively build and operate our networks while the smartphone opportunity developed. As you can see from the chart on the bottom left, our incremental CapEx investment rate is now low, while the revenue generated by our smartphones and data services has grown rapidly. Over one-third of our revenues are now related to this network.

We believe that the focus we have seen on the number of our broadband customers does not adequately either understand or take into account the outstanding benefits we've seen from this 3G network strategy. We believe the benefits will continue to accrue from our smartphone and music services, because this 3G network delivers a high-quality experience to our customers, which keeps them with us longer and improves their lifetime value. Lastly, the 3G network, along with our other network sharing arrangements, provides us a foundation to upgrade to 4G in a thoughtful manner, matching network capability with the device availability in the coming year and beyond.

As we look at slide 11, we've made the decision to focus on building our smartphone and Muve Music offerings while retaining our most profitable broadband customers. Broadband contributed approximately $16 million of adjusted OIBDA in the third quarter, bringing the total contribution to over $115 million. The changes we have made to our broadband service plan and the selective network management initiatives that we have implemented, are having the desired result. We're seeing continued improved revenue yield per gigabyte demonstrated by our $3.00 year-over-year improvement in broadband ARPU.

Given our higher out-the-door prices — device prices and the recent inclusion of national coverage at higher ARPUs, we expect to see continued declining broadband total profitability as we expand our other data-driven services. As we move forward, we expect broadband churn will remain at levels similar to the second quarter.

With that, I'll turn it over to Walter to review the financial results.

Walter Berger - Leap Wireless International, Inc. - EVP and CFO

Thanks, Doug. Good afternoon, everybody. Before I transition into the specifics of our third-quarter financial results, I want to share with you what we believe is important to take away from this quarter. On our last call, I noted that it'd been exactly one year since we rolled out a host of major changes to our business model. Since that time, we have shown continued improvement each quarter, along the key metrics we've outlined to measure progress.

In our view, Q3 demonstrates the benefits of that progression. We're now seeing not only significant improvement in our back-door activity, which was our initial focus, but also in the front-door. ARPU and gross additions have continued to improve; we have continued to expand our distribution; and now we have also seen two quarters in a row with OIBDA margins having expanded back into the low 20's, demonstrating that we are realizing the return on the investments we have made as we transitioned our business model.

Another key takeaway from this quarter is that operating cash flow remains very strong. Our cash position has grown and our balance sheet remains solid. The cash we have on the balance sheet today plus our continued cash generation gives us a great deal of flexibility to continue to fund our capital requirements, growth, and debt service.

Now let's turn to slide 13. New customer growth, improving churn, and increasing ARPU, are continuing to drive service revenue growth. This quarter, service revenue increased $116 million or 19% over Q3 of 2010. This growth came primarily from a 12% increase in the average number of customers through improved front-door activity and the customers we acquire from pocket, in connection with the formation of our South Texas joint venture at the beginning of the fourth quarter of 2010.

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Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

This is a significant improvement from the 9% year-over-year growth in average sales that we reported last quarter. This growth also came from higher ARPU, which rose year-over-year, even after absorbing the effect of the lower ARPU pocket customers in South Texas who have now been migrated to Cricket service plans.

Adjusted OIBDA increased 27% year-over-year, excluding one-time proxy costs of approximately $3 million, which is a major improvement from the 7% year-over-year decline that we reported last quarter. This primarily reflects the same trends we've been seeing all year — service revenue growth due to higher volume and higher ARPU, partially offset by costs associated with the upgrade activity we're driving — which, as we've discussed, continues to significantly enhance the long-term economics of our customer base. In addition, we ran a very successful Android promotion from June until mid-July, and a very successful Muve Music promotion in the third quarter.

On a sequential basis, adjusted OIBDA, excluding proxy costs, declined slightly, about 3%, primarily due to higher subsidy costs from promotions and upgrades. Longer-term, adjusted OIBDA continues to benefit from the topline growth, benefits of scale, and our continued focus on taking costs out of the business. On the operating income line, excluding impairment and other charges, the year-over-year increase reflects the changes in adjusted OIBDA and lower stock compensation charges, partially offset by higher depreciation and amortization expense associated with network and corporate platform upgrades, and assets acquired from pocket in the fourth quarter in connection with the formation of our South Texas joint venture.

We ended the quarter with approximately $800 million in unrestricted cash and short-term investments, a $76 million sequential increase, which I'll discuss later in the call. The other key takeaway from this slide is the margin point that I mentioned earlier. In the third quarter, adjusted OIBDA margin was up 100 basis points year-over-year. Again, we're seeing the benefits of the investments we made in our business model transition. Looking ahead, we expect continued year-over-year expansion in adjusted OIBDA margins in the fourth quarter, despite the seasonally higher acquisition costs that are typical of the fourth quarter.

Turning to slide 14, you can see the trend of the financial leverage in our margins. The quarter-over-quarter comparison shows us the key takeaway here is that most of the categories were flat or down as a percentage of service revenues, while only equipment subsidies showed an increase. This is primarily the result of the successful promotions we ran throughout the quarter, all for our smartphone portfolio and for the Muve Music program, which showed continued strong uptake of devices paired with the $55 rate plans.

Product and nonprofit costs were relatively flat as a percentage of service revenues, as we continue to effectively manage our operating costs. Sales and marketing expense declined on a dollar basis and as a percent of service revenues, quarter-over-quarter. This decline was the result of several ongoing cost management initiatives, as well as reduced broadband marketing, even as we continued our promotional spending in the third quarter.

Turning to ARPU on slide 15, we're pleased with the ongoing solid progress we're delivering as a result of strong customer acceptance of our higher value rate plans. Consolidated and voice ARPU both increased by over $4 or over 11% on a year-over-year basis. Importantly, voice ARPU also continued to increase sequentially, which we believe is among the highest ARPUs in the prepaid wireless segments.

This increase has been driven by the same factors as in prior quarters, namely our stronger device portfolio, all-inclusive plans with additional features, and reduced churn, even after the effects of the lower ARPU customers we acquired from Pocket. Broadband ARPU was also up, contributing to the increase.

In the third quarter, nearly half of new handset sales were for smartphones or Muve Music devices, and about 60% of our total base is now on a $45 or higher rate plan. At the end of the third quarter, approximately one-third of our voice customer base was either smartphone or Muve Music customers. In addition, approximately one-third of our voice customer base was on a multiple line account or family plan.

Looking forward to Q4, we expect ARPU improvement to continue at a similar pace, as smartphone penetration continues to increase; broadband ARPU continues to increase; and we see additional customer uptake of new Muve Music.

Turning to CCU on slide 16, there are a couple of things to highlight. First, the sequential CCU increase reflected relatively flat operating costs, with minor increases of product costs from seasonally higher voice and data roaming usage. In addition, operating activity increased quarter-over-quarter related to continued uptake of higher ARPU, 3G, smart devices, and Muve Music devices. On a year-over-year basis, upgraded volumes were also higher, which increased CCU.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

In addition, about 90% of our customer base is now on our all-inclusive service plans, and the costs of telecom taxes and regulatory fees associated with those plans is reflected in CCU. However, offsetting those increases, you can see that we continue to manage our operating costs aggressively, resulting in a year-over-year decline in operating costs, even as the services we offer have grown dramatically to include nationwide voice and data coverage. We are also successfully absorbing the roaming and data costs of the richer services we're offering and the added cost for the South Texas joint venture. As we move into the fourth quarter, we expect CCU to remain near third-quarter levels, with operating costs, upgrades, subsidies, and telecom taxes all roughly flat sequentially.

Turning to CPGA on slide 17 — the year-over-year increase in CPGA is a function of successful promotional spending and higher equipment subsidies relative to our prior device line-up. However, on a sequential basis, the third-quarter results show the reversal of the trend from the last quarter, coming in lower than the second quarter due to increased gross adds, and lower sales and marketing expenses, despite a continuation of the highly successful Android promotion for [$55] smartphone service plans that we ran from June into mid-July, and the Muve Music promotion in the third quarter.

Importantly, sales and marketing dollars were lower on a sequential basis. In addition, we continue to de-emphasize broadband marketing and reduce expenditures there. For the fourth quarter, we expect CPGA to be near Q4 '10 levels, in line with our normal seasonal patterns.

Another way to reflect our continued progress is demonstrated by our CCPU on slide 18. Using this metrics, you can see that a dramatic improvement in our business. CCPU is up 78% year-over-year and 17% sequentially. While CCU has increased as we've continued to drive upgrade activity, these costs are been more than offset by the improvements in ARPU and churn. At the same time, as you know, we continue to be very focused on the cost side and expect to see CCPU margins improve in the coming quarters.

Turning to capital expenditures. On slide 19, third-quarter CapEx was $103 million, and we expect total CapEx for the full year 2011 to be between $425 million and $475 million. For 2012, there are two buckets of CapEx — first, maintenance CapEx; and second, incremental LTE CapEx.

We continue to target ongoing maintenance CapEx in the mid-teens as a percent of service revenues. The maintenance CapEx bucket has two components — our normal course maintenance expenditures and a portion of our CapEx for deploying LTE. A commercial trial market is scheduled to be launched in late 2011. And over the course of 2012, we plan to cover approximately $25 million PoPs at a cost of less than $10 per covered PoPs. About half of that LTE CapEx, or roughly $5 per covered PoP, will come from our maintenance CapEx budget and the other half will be incremental to that. Just to give you a sense of our longer-term view, we expect to deploy LTE to about two-thirds of our network footprint over the next two to three years.

Slide 20 illustrates the strength of our balance sheet and cash generation. As I mentioned, we had $800 million of unrestricted cash and short-term investments as of the end of the third quarter, up $76 million from the prior quarter. As most of you know, we've worked aggressively to position our balance sheet for the future. We have total long-term debt of about $3.2 billion, but with the refinancings we did in mid-2009 and late last year, we had no principle due until 2014 and no major amounts due until 2016 and 2020.

At this point, the blended effective rate of our debt is 7.7%, all of which is fixed, so we had no exposure to interest rate volatility. We believe that with our balance sheet, we're well-positioned to compete in our industry at this critical time, as the evolution of 4G unfolds and customers continue to seek greater value on their wireless provider.

With that, thank you. And let me turn it back over to Doug to highlight the key growth initiatives that we're working on.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

Thanks, Walter. As you can see, Q3 was a solid quarter, and the business performed well; but we believe we have continued scale opportunities ahead of us, and further growth is a top priority.

We have four key initiatives which we believe will drive further growth, penetration, and shareholder value, as shown on slide 22.

First, we are continuing to expand our branded distribution. This year, we have opened approximately 400 new Cricket-branded doors through the end of third quarter, and we expect to open over 200 additional branded doors this quarter, in time to take advantage of the peak holiday season. In addition to our own stores, we expanded our national retail presence beginning in September. As of the end of the third quarter, we now offer our service in over 5,700 national doors, and we expect more expansion in the coming weeks and months.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

We're also continually evolving our product offerings to improve our competitive position. Devices play a large role in customer behavior during this ongoing transition to smarter devices. We expect to end 2011 with nine feature phones and seven smartphones, including five new Muve Music-enabled devices. In addition, as predicted, we now offer smartphones priced well below $100. We are committed to keeping our device line-up robust to improve our competitive position. We believe we can do this without significantly impacting device subsidies.

On the marketing side, we're rolling out our new Your Call campaign in the coming weeks, which is focused on the growing number of customers who are looking for the value we are able to offer. I would like to encourage you to go to our website to see the latest campaign. The final initiative is the expansion of our unlimited new music service, Muve Music.

Turning to slide 23, as many of you know, this is a ground-breaking music service that offers customers unlimited access to millions of songs and ring tones, as a part of their all-inclusive monthly service plan. While other carriers offer music services, we believe Muve Music is a differentiated, nationwide offering through its one-of-a-kind integration with the phone. And this uniqueness is borne out by the rapid growth of the service.

In early September, we announced crossing the 200,000 customer milestone, and by the end of October, we have approximately 270,000 customers. We polled our customers, and Muve Music has the highest satisfaction scores of any new offering in the Company history. This satisfaction is showing up in our results, as early churn figures remain promising. As we said earlier, we launched the Muve Music offering nationwide at the end of September, and look forward to bringing additional Cricket products to our national retailers soon.

Turning to slide 24, let me say a few words about our nationwide retail expansion. As discussed earlier, we ended the quarter with Cricket service in approximately 5,700 national retail doors, including our expansion into approximately 800 additional Best Buy stores nationwide. We plan to expand Cricket service in approximately 5,500 additional national retail doors by year-end. Once our expansion is complete, our products and services will be in more than 11,000 national retail locations. I would like to highlight that in discussions with our national retail partners, they have responded positively to a product offering that allows them to participate in the digital music marketplace more effectively.

As we said before, we believe there are significant benefits to being able to offer service nationwide. National retail customers acquired within Cricket facility-based footprint are expected to generate margins in line with the standard Cricket margins. Customers acquired outside Cricket's footprint are expected to generate lower margins. But — and this is a key point — services provided outside of our footprint have minimal CapEx requirements, both now and in the future. Again, while the margin on these MVNO customers may be lower, there's a very limited capital cost associated with supporting this customer base.

Besides allowing us to launch more effective national retail channel, our MVNO agreement also provides the Company with attractive options to help us control our capital and manage our network needs going forward. As our data business evolves, we have the option to shift voice and data traffic to our partner's network in order to free up our network and spectrum assets to facilitate a transition to 4G in our Cricket markets.

As we said earlier today, we continue to believe that 3G will play an important role for the next several quarters, as device pricing continues to come down with 3G data usage peaking most likely in 2013. Our 3G networks will drive the vast majority of our data value creation in the meantime. The introduction of LTE is now an increasing priority for the business and I'm pleased to report that we are on track. We expect our first LTE market launch shortly, and look forward to launching approximately 25 million PoPs by the end of 2012. We look forward to having competitively-priced 4G devices, primarily smartphones, in mid- to late 2012.

We'd like to point out that even with the success of our 3G offerings, we are comfortable that our spectrum position supports our current plans for 4G rollout. Leap has, on average, 23 megahertz of spectrum in our operating markets. Of course, while we believe we have adequate spectrum for the launch of LTE, from time to time, we will continue to evaluate opportunities in the marketplace to improve our spectrum position.

I would like to conclude by saying that based on the continued success of our product offerings, we believe that we're clearly on the right path to increase profitability and deliver value to our shareholders. Voice gross additions have continued to improve. Existing customers continue to upgrade devices and migrate to all-inclusive service plans at unprecedented rates. Customers are selecting higher-priced smartphones and Muve Music service plans, and we expect ARPU to continue trending up.

We're continuing to implement our growth initiatives to build on this momentum, and expect them to keep us on a trajectory for continued operational and financial improvement, including year-over-year improvement in adjusted OIBDA margin in the fourth quarter. We believe that our solid balance sheet and strong operating results provide us with the foundation to continue to support our growing operations and to fund our current business initiatives.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Finally, I'd like to thank employees across the Company for their focus on our success and for keeping us clearly on the path for continued future growth.

Now we'd like to take your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). David Barden, Bank of America.

David Barden - BofA Merrill Lynch - Analyst

Thanks for taking the question. If I could just — first, maybe Doug, could you elaborate a little bit about how we should be thinking about the national distribution chain impacting the sales momentum a little bit? I guess some color about what percentage of sales is coming through that channel right now. It would be helpful just to understand what doubling it might mean in the fourth quarter.

And then second, just to be clear, I think you gave some details about higher ARPU and lower churn for the smartphones that you guys are selling. Obviously, you haven't been selling the smartphones for that long. Could you elaborate a little bit on where your comfort level that the churn is actually lower in those devices is coming from? Thanks.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

You bet. Thanks, David. Let me start with the ARPU and the churn in the smart devices. Normally — I think one of the roots of your question is, normally, when you first launch a device, you see lower churn on any new rate plan or new customer joining. We talked about that as a tenure effect. And what we track is we actually track the same period-by-period behavior of customers on a smartphone versus a feature phone. Based on where they're at in their tenure, their time with us being a customer. And that's one of the reasons that we see increasing confidence that, certainly based on the results to date over the last — now five quarters, that we're seeing a lower churn rate from smartphone customers.

The numbers that we saw in this quarter was about 150 basis points lower, so that's a substantial decline. I think that may narrow a little bit over time. But coupled with the higher ARPU gives us confidence that we'll continue to see good progress in that major substantial increase in customer lifetime value.

As far as the role of national distribution, I think we've talked previously that roughly — and it could be 2, 3, 4 percentage points off of this — but approximately 10% of our distribution comes through national retail. So we would expect over time, that that will grow. We've grown that from zero back a couple of years ago and we've grown that now up into the 10% range. I think the expansion itself may not be where you see the volume. We will have to spend time over the next several quarters building the brand awareness and getting customers accustomed to looking for the products there, and also understanding that they'll be in different doors.

But no matter what, the key point — and you see this in both our branded and in national retail, that we really believe with where the business is positioned, that we should increase the number of doors. And we're going about that with — by year-end, we expect we'll have 600 more branded doors and then also the national retail expansion.

David Barden - BofA Merrill Lynch - Analyst

All right. Great. Thanks, Doug.

Operator

Craig Moffett, Bernstein.

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Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Craig Moffett - Sanford C. Bernstein & Company, Inc. - Analyst

Can you update us a little bit on what you are seeing in your MVNO relationship with Sprint? I know we're very early days yet, but were your comments a moment ago a suggestion that we shouldn't expect a lot of volume there? Or are you getting some traction?

And then just second, as you expand the number of retail doors, can you just give us an idea of what kind of expense we should expect for the retail door expansion? Sorry if I missed it if you mentioned it already.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

Craig, the last part of that question, could you repeat it so we make sure we have it clear?

Craig Moffett - Sanford C. Bernstein & Company, Inc. - Analyst

Just the — for the retail door expansion that you were talking about, can you just size the cost of that expansion, if you would?

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

Sure. Well, the retail door expansion we're doing is a variable cost to us. Almost all of it is being done through our premier dealer relationship, which is effectively a variable cost for us based on units sold. So I don't think there's a lot of anticipation — there should be a lot of anticipation for increased costs. In fact, if you look at it, we've launched 400 doors year-to-date, and you actually saw us report CPGA that was down lower than the second quarter. And that should give you confidence that that expansion is going well and we'll look forward to continuing it.

I certainly didn't mean to allude that there's any issues with our — on the first question, with our MVNLO relationship. We're just out. We're getting started. I think one of the results that we have out of that is Muve Music is up from when we launched it — another 75,000 customers across the business. I mean, we're seeing nice progression in both, building the role of national retail, as well as building the music business as we look ahead on that, and see that as an attractive business for us.

What I didn't want to do is have people think that this is an event where all of a sudden large instantaneous changes occur to our business. I think this will be a steady progression that we've seen; continuing to build our business; increase the voice gross additions, and try and focus on doing that on the appropriate ARPU customers and with attractive churn.

Craig Moffett - Sanford C. Bernstein & Company, Inc. - Analyst

Thank you. That's helpful. And if I could add one quick follow-up, just a housekeeping question. Are you going to report the MVNO customers separately, so we can make sure we understand the margins of each business separately?

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

We will release how we're going to report here next quarter, but we're understanding that we need to provide additional detail around that business. And we will outline a plan so that we can get the appropriate detail available.

Craig Moffett - Sanford C. Bernstein & Company, Inc. - Analyst

All right. Thank you.

Operator

Ric Prentiss, Raymond James.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Ric Prentiss - Raymond James & Associates - Analyst

A couple of questions if I could, all related to the smartphone area that's been successful for you. I think you said 50% of the sales were smartphone or Muve devices. Where do you see that heading over the next couple of quarters? You mentioned the continued cost reductions on the smartphones. Can you tell us where you're at right now for a typical Asian Android-type device, and where you think it could go?

And the final question is on the smartphones, do you think there will be any disruption in the fourth quarter with now Sprint getting the smartphone and Cellular South or [CeaseFire] talking about getting it. And do your customers want or need an iPhone?

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

We think that, over time, that there is further growth in the percentage of customers that will consider a smartphone. So I don't think that that is in the near-term going to become 100%. But over the next year or so, we expect that that number will go up maybe 10%, 20% more. So there is additional growth in potential — certainly during certain promotional periods.

I think we mentioned previously that we saw, in the June and July time period, we actually saw that number go, with the music service as well, get up to two-thirds of the mix. So we know that there is more availability in this area, more penetration availability.

The rate, the velocity — a year or five quarters ago, when we mentioned that we thought that we would see smartphones by this year at the $100 price point, I think that was difficult, I think, for people to imagine. And what we see as we look forward if we're projecting forward to next year, is I do think that you will see basic function smartphones that will continue to decline in price; but there's a lot of additional functionality that is getting worked on by the OEMs at this point. And I'm not sure how much of that further decline between this year and next year will be reflected in people buying a basic smartphone, and how much from where we're at now will begin to get mitigated with the additional functionality coming in to the device.

So I think you'll see entry price points lower, but our average selling price, whether or not it's going to go down much from here, isn't clear. And we have the luxury that we can be indifferent at this point. So, from our standpoint, the consumer is going to get to speak, based on the device selection.

As far as the higher-end devices — and I think the one that you mentioned as an example was the iPhone — you know, we haven't had a lot of success selling higher-priced devices. That doesn't mean that we don't continue to work on it and they don't play an important role in our portfolio. An example is we just launched the Samsung Transfix, which is a higher and more capable smartphone device. And we certainly will see some sales on that device or we wouldn't have launched it. But it won't be the same levels that we'll see on our entry phones, smartphones. That will drive much more volume for us.

So in the near-term, I think we're really focused on those volume points. That's what we do really well right now and would expect that we'll continue to focus on those. And if there's a change or an update to that, we'll share that with people when we make progress on it. But don't have any plans on that at this point.

Ric Prentiss - Raymond James & Associates - Analyst

Great. Thanks, Doug.

Operator

Bruce Roberts, Brigantine.

Bruce Roberts - Brigantine Advisors - Analyst

Nice quarter. Just wanted to ask if you can give a little more detail in terms of what drove your customer growth. I mean, I think your customer growth was very good and probably higher than we all expected it here on Wall Street.

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Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

I'm wondering if you could correlate the growth to the different factors that would contribute to such growth, including the Muve Music, the new dealerships. I know that you're increasing, I think, the dealerships — you were expecting to originally open 500 stores. I guess you're opening 600. They must be doing pretty well. If you can give some color on correlation contribution, some detail as to how you did on the customer additions side. Thank you.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

You bet. Voice gross adds were up year-over-year, 17%. And that really is the key number on the front door, to focus on. That was a combination of having the right devices and the rate plans, and then having those more broadly available in the distribution locations.

We saw good, solid productivity growth in our existing distribution footprint. That was up year-over-year, which was supported by the devices and the rate plans that we had. And then the incremental distribution is up and running. And that was what I was alluding to earlier — a new store, a new location, generally takes some — a couple, three quarters to really start to build its full volume potential, because customers have to become accustomed to it and using it and getting comfortable. So I think those that were the three factors that helped drive the voice gross additions.

The other piece is — in our last call, we said we thought that second-quarter churn had a little bit of impact from the billing system transition that we were going through and the network management initiatives. What we now have is that billing system transition is behind us and working through the network aspect.

And there's just — third-quarter churn was solid. We're pleased with it. I think it's a testament to how the changes that we've made are being taken and used by the customers. And when you have a solid churn performance off your existing base, it lets you float through those voice gross additions more efficiently. And that really is the piece I think that nearly well over 200,000 swing year-over-year and strong improvement in the voice piece is really, I think, the strongest evidence that we've got ourselves positioned where we want to be.

Walter Berger - Leap Wireless International, Inc. - EVP and CFO

Yes, I'd like to add — when you asked the question in many respects, you helped to answer it, which I appreciate. But beyond that, it's — you've got to go back and look at what we've been outlining to our employees, to our customers, to our investors, and the path of what we wanted to walk down and achieve.

So it's really evidenced by what result in here and what Doug spoke to. It's really putting out the best handset at a price that our customers can afford on rate plans that make sense, and a 3G network that is going to give them a great experience. And I think people finally have come to the message, and I think that, plus expanding the distribution, has just really, really facilitated our acceleration to these type of results.

Bruce Roberts - Brigantine Advisors - Analyst

Just — if I could just add one follow-up, Walter, point of information. The 3.4% churn rate in voice, is that — that's really low. Is that a record low? Or how far does that go back, do you think?

Walter Berger - Leap Wireless International, Inc. - EVP and CFO

I've only been here about 3 and one-half years, so I'm going to ask Doug to support this, but it is — it's either a record or it's one of our lowest.

Doug Hutcheson - Leap Wireless International, Inc. - President and CEO

Yes, certainly, we mentioned that — third quarter is normally our highest quarter seasonally for churn. And clearly, this year, we were able to move that, flatten it out with second quarter. We do think that there will be less volatility in future performance, churn performance of the Company. So there will still be some movement seasonally, but we think we've made a structural change to churn and that's here to stay in the business, based on where we're at and where we see it going.

So, for a third quarter, it was a nice solid quarter of churn performance on the voice business. I think we did — the team did a really nice job.

Final Transcript

Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

Bruce Roberts - Brigantine Advisors - Analyst

Thank you, guys.

Operator

Our last question comes from Simon Flannery with Morgan Stanley. Please go ahead.

Simon Flannery - Morgan Stanley - Analyst

Following on from that, perhaps you could just talk about the customer demographics. Is one of the reasons why maybe you're seeing less seasonality, but a structural change, that you're getting a higher quality customer now, maybe higher income levels, and some cannibalization of low-end post-pay? I don't know if you've got any data on how your customer mix is changing. And it's good that we've got this far in the call and we haven't really talked about the macro environment; but perhaps you could just touch on that, as it pertains to your demand and churn trends in the quarter and going forward. Thanks.

Walter Berger - Leap Wireless International, Inc. - EVP and CFO

You bet. So we have, on our distribution expansion, focused on moving into what we call real-life value seeker. And so a number of the doors that we're adding are more in destination shopping locations where you see a broader income demographic of customers that shop there. And we think that, again, that's important and that will build for us in time.

We've also seen and run a couple of promotions that — where we have seen material change in a income demographic of customers that we've attracted; and have seen attractive, better-than-the-baseline performance subsequent to those promotions of how those customers have behaved as well. But most of the improvement that we're seeing in churn is related broad-based across the base on the devices and the rate plans. It's — those are things for us to look forward to; things for us to, as we continue to shape the income demographic of our base maybe more over time, that may represent additional benefits that we may come to see, but I don't think are the primary driver of the improvements that we've seen.

Certainly, we're — and I'll end with this — that we are watching kind of the broader trends, the broader macro trends. At this point, the fourth quarter is ahead of us; it's typical at this call, all the volume typically for the quarter is more focused ahead of us and starts closer to Black Friday. We feel like we've positioned ourselves well, and feel like the devices and the rate plans and the promotions that will be running at that point give us a chance to go forward regardless, or certainly in light of, would be a better way, in light of what we see in the current environment.

With that, I'd like to say thank you for everybody joining us. And I'm sure many of you have Halloween young ones there, and we'll pass the call back to Amy.

Amy Wakeham - Leap Wireless International, Inc. - Senior Director of IR and Corporate Communications

Thanks for joining us today. If you have any further questions, please feel free to contact Investor Relations directly.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your line.

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Oct 31, 2011 / 09:00PM GMT, LEAP - Q3 2011 Leap Wireless International Inc Earnings Conference Call

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